        Exhibit 99.1

ALTRIA REPORTS 2016 FOURTH-QUARTER AND FULL-YEAR RESULTS;
PROVIDES 2017 FULL-YEAR EARNINGS GUIDANCE

▪	Altria’s 2016 fourth-quarter reported diluted earnings per share (EPS) increased 723.4% to $5.27, as comparisons were affected by special items, including the AB InBev/SABMiller transaction gain.

▪	Altria’s 2016 fourth-quarter adjusted diluted EPS, which excludes the impact of special items, increased 1.5% to $0.68.

▪	Altria’s 2016 full-year reported diluted EPS increased 172.7% to $7.28, as comparisons were affected by special items, including the AB InBev/SABMiller transaction gain.

▪	Altria’s 2016 full-year adjusted diluted EPS, which excludes the impact of special items, increased 8.2% to $3.03.
RICHMOND, Va. - February 1, 2017 - Altria Group, Inc. (Altria) (NYSE: MO) today announced its 2016 fourth-quarter and full-year business results and provided guidance for 2017 full-year adjusted diluted EPS.
“Altria had another outstanding year,” said Marty Barrington, Altria’s Chairman, Chief Executive Officer and President. “We grew our earnings in line with our long-term objectives while returning a large amount of cash to shareholders, improving our balance sheet and strengthening our organizational capability, thus positioning Altria to continue to deliver on our long-term financial goals. In 2016, Altria’s total return to shareholders of 20.5% outpaced both the S&P 500 and the S&P Food, Beverage and Tobacco Index, marking the fourth consecutive year that total shareholder return exceeded 20%.”
“During the year, we also rewarded our shareholders by paying out over $4.5 billion in dividends, raising our dividend by 8%, and repurchasing over $1 billion of our shares under an expanded $3 billion share repurchase program. And with Altria’s support of Anheuser-Busch InBev’s landmark business combination with SABMiller, we enhanced the value of our beer investment and our position in the global brewing profit pool.”
Conference Call
As previously announced, a conference call with the investment community and news media will be webcast on February 1, 2017 at 9:00 a.m. Eastern Time. Access to the webcast is available at www.altria.com/webcasts and via the Altria Investor app.

6601 West Broad Street, Richmond VA 23230

Cash Returns to Shareholders - Dividends and Share Repurchase Program
In December 2016, Altria’s Board of Directors (Board) declared a regular quarterly dividend of $0.61 per share. Altria’s current annualized dividend rate is $2.44 per share. As of January 27, 2017, Altria’s annualized dividend yield was 3.4%. Altria paid nearly $1.2 billion in dividends in the fourth quarter and over $4.5 billion in 2016. Altria expects to continue to return a large amount of cash to shareholders in the form of dividends by maintaining a dividend payout ratio target of approximately 80% of its adjusted diluted EPS. Future dividend payments remain subject to the discretion of the Board.
In October 2016, Altria’s Board expanded and extended the $1 billion share repurchase program to $3 billion. Altria expects to complete the share repurchase program by the end of the second quarter of 2018. During the fourth quarter, Altria repurchased 8.1 million shares at an average price of $63.67, for a total cost of approximately $518 million. For the full year, Altria repurchased 16.2 million shares at an average price of $63.48 for a total cost of approximately $1 billion. Since the beginning of 2011, Altria has repurchased over 150 million shares at an average price of $37.05, for a total cost of approximately $5.6 billion. As of December 31, 2016, Altria had approximately $1.9 billion remaining in the share repurchase program. The timing of share repurchases depends upon marketplace conditions and other factors. This program remains subject to the discretion of the Board.
Product Innovation
In e-vapor, Nu Mark LLC (Nu Mark) continued its disciplined expansion of MarkTen. At year-end, MarkTen was available in stores representing about 55% of the e-vapor category volume in retail channels, including c-stores.
In heated tobacco, Altria continues to partner with Philip Morris International Inc. (PMI) on its U.S. Food and Drug Administration (FDA) applications for IQOS. In December, PMI submitted a modified risk tobacco product application to the FDA for its heated tobacco product. PMI has announced that it plans on filing its pre-market tobacco product application during the first quarter of 2017. Philip Morris USA Inc. (PM USA) continues to make progress on its U.S. plans for IQOS, including the implementation of a dedicated commercialization team.
Productivity Initiative
In January 2016, Altria announced a productivity initiative designed to maintain its operating companies’ leadership and cost competitiveness (Productivity Initiative). Altria continues to expect the Productivity Initiative, which reduces spending on certain selling, general and administrative (SG&A) infrastructure and implements a leaner organizational structure, to deliver approximately $300 million in annualized productivity savings by the end of 2017.
For the full year, Altria recorded total pre-tax restructuring charges in connection with the Productivity Initiative of $132 million. These charges, substantially all of which result in cash expenditures, consist of employee separation costs of $117 million and other associated costs of $15 million.
Facilities Consolidation
In October 2016, Altria announced the consolidation of certain of its operating companies’ manufacturing facilities to streamline operations and achieve greater efficiencies (Facilities Consolidation). The Facilities Consolidation is expected to be completed by the first quarter of 2018 and deliver approximately $50 million in annualized cost savings by the end of 2018.
As a result of the Facilities Consolidation, Altria expects to record total pre-tax charges of approximately $150 million, or $0.05 per share. Of this amount, Altria recorded pre-tax charges of $71 million, or approximately $0.03 per share, in the fourth quarter of 2016. Altria expects to record pre-tax charges of approximately $70 million in 2017 and the remainder in 2018. The total estimated pre-tax charges relate primarily to accelerated depreciation ($55 million), employee separation costs ($45 million) and other exit and implementation costs ($50 million). Approximately $90 million of the total pre-tax charges are expected to result in cash expenditures.
Completion of Anheuser-Busch InBev’s Business Combination with SABMiller
In October 2016, Anheuser-Busch InBev SA/NV (AB InBev) completed its business combination with SABMiller plc (the Transaction) with Altria receiving shares representing a 9.6% ownership in the combined company. Subsequently, Altria purchased approximately 12 million ordinary shares of AB InBev, increasing its ownership to approximately 10.2%. As a result of the business combination, including the impact of the currency derivatives that Altria entered into to hedge its British pound exposure on the cash consideration received, Altria recorded a pre-tax gain of $13.9 billion for full year 2016 (together, Gain on Transaction).
Altria uses the equity method of accounting for its investment in AB InBev and will report its share of AB InBev’s results using a one-quarter lag (ABI Timing Lag). Altria’s share of AB InBev’s 2016 fourth-quarter results will be recorded in Altria’s 2017 first-quarter statement of earnings. The ABI Timing Lag will not affect Altria’s cash flows, but will impact year-over-year comparability of reported and adjusted diluted EPS in the short term.
Sherman Group Acquisition
On January 17, 2017, Altria acquired privately-held Sherman Group Holdings, LLC and its subsidiaries (Nat Sherman). Nat Sherman sells super-premium cigarettes and premium cigars and joins Altria’s smokeable products segment for reporting purposes.

2017 Full-Year Guidance
Altria forecasts 2017 full-year adjusted diluted EPS to be in a range of $3.26 to $3.32, which excludes the estimated Facilities Consolidation charges for 2017 (approximately $0.02 per share). This represents a growth rate of 7.5% to 9.5% from an adjusted diluted EPS base of $3.03 in 2016, which excludes the special items shown in Table 1. Altria expects that its 2017 full-year effective tax rate on operations will be approximately 36%.
Altria expects capital expenditures for 2017 in the range of $180 million to $220 million and depreciation and amortization expenses of approximately $220 million.
Altria’s full-year adjusted diluted EPS guidance and full-year forecast for its effective tax rate on operations exclude the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, for example, loss on early extinguishment of debt, restructuring charges, Gain on Transaction, AB InBev/SABMiller plc special items, certain tax items, charges associated with tobacco and health litigation items, and settlements of, and determinations made in connection with, certain non-participating manufacturer (NPM) adjustment disputes under the Master Settlement Agreement (such settlements and determinations are referred to collectively as NPM Adjustment Items).
Altria’s management cannot estimate on a forward-looking basis the impact of certain income and expense items, including those items noted in the preceding paragraph, on its reported diluted EPS and its reported effective tax rate because these items, which could be significant, are difficult to predict and may be highly variable. As a result, Altria does not provide a corresponding U.S. generally accepted accounting principles (GAAP) measure for, or reconciliation to, its adjusted diluted EPS guidance or its effective tax rate on operations forecast.
The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to Altria’s forecast.
ALTRIA GROUP, INC.
Altria reports its financial results in accordance with GAAP. Altria’s management reviews operating companies income (OCI), which is defined as operating income before general corporate expenses and amortization of intangibles, to evaluate the performance of, and allocate resources to, the segments. Altria’s management also reviews OCI, operating margins and diluted EPS on an adjusted basis, which excludes certain income and expense items, including those items noted under “2017 Full-Year Guidance” above. Altria’s management does not view any of these special items to be part of Altria’s underlying results as they may be highly variable, are difficult to predict and can distort underlying business trends and results. Altria’s management also reviews income tax rates on an adjusted basis.  Altria’s effective tax rate on operations may exclude certain tax items from its reported effective tax rate.
Altria’s management believes that adjusted financial measures provide useful insight into underlying business trends and results and provide a more meaningful comparison of year-over-year results. Altria’s management uses adjusted financial measures for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. These adjusted financial measures are not consistent with GAAP and may not be calculated the same as similarly titled measures used by other companies. These adjusted financial measures should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Reconciliations of historical adjusted financial measures to corresponding GAAP measures are provided in this release.
Altria’s reportable segments are smokeable products, manufactured and sold by PM USA, John Middleton Co. (Middleton) and Nat Sherman; smokeless products, manufactured and sold by U.S. Smokeless Tobacco Company LLC (USSTC); and wine, produced and/or distributed by Ste. Michelle Wine Estates Ltd. (Ste. Michelle).
Comparisons are to the corresponding prior-year period unless otherwise stated.
Altria’s net revenues decreased 1.0% to $6.3 billion in the fourth quarter and increased 1.2% to $25.7 billion for full year 2016. Altria’s revenues net of excise taxes grew 0.1% to $4.7 billion in the quarter and grew 2.6% to $19.3 billion for the full year.
Altria’s 2016 fourth-quarter reported diluted EPS increased 723.4% to $5.27, primarily driven by the Gain on Transaction. Altria’s fourth-quarter adjusted diluted EPS, which excludes the special items shown in Table 1, grew 1.5% to $0.68, primarily driven by a lower effective tax rate on operations, higher adjusted OCI in the smokeable and smokeless products segments and fewer shares outstanding, partially offset by the ABI Timing Lag. Altria’s lower fourth-quarter effective tax rate on operations was driven by tax benefits associated with a dividend from AB InBev that was larger than the dividend received from SABMiller in the fourth quarter of 2015.
Altria’s 2016 full-year reported diluted EPS increased 172.7% to $7.28, primarily driven by the Gain on Transaction, higher reported OCI in the smokeable and smokeless products segments (which includes the Productivity Initiative and Facilities Consolidation charges), a lower effective tax rate, lower interest and other debt expense, lower investment spending in innovative tobacco products and higher operating results at Philip Morris Capital Corporation (PMCC), partially offset by the higher loss on early extinguishment of debt. Altria’s full-year adjusted diluted EPS, which excludes the special items shown in Table 1, grew 8.2% to $3.03, primarily driven by higher adjusted OCI in the smokeable and smokeless products segments, a lower effective tax rate on operations, lower investment spending in innovative tobacco products, lower interest and other debt expense, higher operating results at PMCC and fewer shares outstanding, partially offset by the ABI Timing Lag. Altria’s lower full-year effective tax rate on operations was driven by tax benefits associated with the higher cumulative dividends received from SABMiller plc (SABMiller) and AB InBev in 2016.

Table 1 - Altria’s Adjusted Results

	Fourth Quarter			Full Year
	2016	2015	Change	2016	2015	Change
Reported diluted EPS	$5.27	$0.64	100%+	$7.28	$2.67	100%+
NPM Adjustment Items	—	0.01		0.01	(0.03)
Tobacco and health litigation items	0.01	0.01		0.04	0.05
SABMiller special items	(0.07)	0.01		(0.03)	0.04
Loss on early extinguishment of debt	—	—		0.28	0.07
Asset impairment, exit and implementation costs	0.03	—		0.07	—
Patent litigation settlement	0.01	—		0.01	—
Gain on AB InBev/SABMiller business combination	(4.56)	—		(4.61)	—
Tax items	(0.01)	—		(0.02)	—
Adjusted diluted EPS	$0.68	$0.67	1.5%	$3.03	$2.80	8.2%
Note: For details of pre-tax, tax and after-tax amounts, see Schedules 7 and 9.

NPM Adjustment Items
For full year 2016, PM USA recorded a pre-tax charge of $18 million related to a dispute with the State of Maryland. For full year 2015, PM USA recorded pre-tax earnings of $84 million, comprised of a reduction to cost of sales of $97 million, partially offset by a decrease to interest income of $13 million for NPM Adjustment Items. The EPS impact of the NPM Adjustment Items is shown in Table 1 and Schedules 7 and 9.
Tobacco and Health Litigation Items
In the fourth quarter of 2016, PM USA recorded pre-tax charges for tobacco and health litigation items of $17 million related to a judgment in the Merino case. For full year 2016 and 2015, PM USA recorded total pre-tax charges for tobacco and health litigation items and related interest costs of $105 million and $150 million, respectively. The EPS impact of these charges, including interest costs, is shown in Table 1 and Schedules 7 and 9.
SABMiller Special Items
Altria’s earnings from its equity investment in SABMiller for the fourth quarter of 2016 included net pre-tax income of $236 million, consisting primarily of a gain related to SABMiller’s formation of a bottling business, partially offset by SABMiller’s Transaction-related costs. For full year 2016 and 2015,

SABMiller special items included net pre-tax income of $89 million and net pre-tax charges of $126 million, respectively. The EPS impact of these items is shown in Table 1 and Schedules 7 and 9.
Loss on Early Extinguishment of Debt
In September 2016, Altria completed a cash tender offer in which it purchased approximately $933 million aggregate principal amount of its senior unsecured 9.95% and 10.20% Notes due in 2038 and 2039, respectively. That resulted in a one-time, pre-tax charge against reported earnings in the third quarter of 2016 of $823 million, reflecting the loss on early extinguishment of debt.
In March 2015, Altria completed a cash tender offer in which it purchased approximately $793 million aggregate principal amount of its senior unsecured 9.700% Notes due in 2018. That resulted in a one-time, pre-tax charge against reported earnings of $228 million in the first quarter of 2015.
The EPS impact of these charges is shown in Table 1 and Schedules 7 and 9.
Asset Impairment, Exit and Implementation Costs
In the fourth quarter of 2016, Altria recorded pre-tax charges of $73 million, substantially all of which related to the Facilities Consolidation. For full year 2016, Altria recorded pre-tax charges of $132 million related to the Productivity Initiative and $71 million related to the Facilities Consolidation. The EPS impact of these costs is shown in Table 1 and Schedules 7 and 9.
Gain on AB InBev/SABMiller Business Combination
In the fourth quarter of 2016, Altria recorded a pre-tax Gain on Transaction of approximately $13.7 billion. For full year 2016, Altria recorded a pre-tax Gain on Transaction of approximately $13.9 billion. The EPS impact is shown in Table 1 and Schedules 7 and 9.

SMOKEABLE PRODUCTS
The smokeable products segment grew income in the fourth quarter and delivered strong income growth for the full year despite tough 2015 full year comparisons. PM USA maintained its leading retail share position in the fourth quarter and gained a tenth of a share point for the full year.
Smokeable products segment’s net revenues decreased by 1.9% in the fourth quarter, primarily driven by lower volume, partially offset by higher pricing. For full year 2016, net revenues increased by 0.3%, primarily driven by higher pricing, partially offset by lower volume and higher promotional investments. Revenues net of excise taxes decreased 0.9% in the fourth quarter and increased 1.4% for the full year.
Smokeable products segment’s fourth-quarter reported OCI increased 4.3%, primarily driven by higher pricing, 2015 NPM Adjustment Items and lower benefits costs, partially offset by lower volume, Facilities Consolidation charges and higher promotional investments. Adjusted OCI, which is calculated excluding the special items identified in Table 2, grew 3.7%, and adjusted OCI margins expanded 2.0 percentage points to 46.7%.
For the full year, smokeable products segment’s reported OCI increased 2.6% primarily driven by higher pricing, lower benefits costs and lower tobacco and health litigation items. These factors were partially offset by lower volume, higher promotional investments, higher resolution expenses, Productivity Initiative and Facilities Consolidation charges and 2015 NPM Adjustment Items. Adjusted OCI grew 5.3% for the full year, and adjusted OCI margins expanded 1.8 percentage points to 48.2%. Table 2 summarizes revenues, OCI and OCI margins and special items for the smokeable products segment.

Table 2 - Smokeable Products: Revenues and OCI ($ in millions)

	Fourth Quarter			Full Year
	2016	2015	Change	2016	2015	Change
Net revenues	$5,453	$5,557	(1.9)%	$22,851	$22,792	0.3%
Excise taxes	(1,478)	(1,547)		(6,247)	(6,423)
Revenues net of excise taxes	$3,975	$4,010	(0.9)%	$16,604	$16,369	1.4%

Reported OCI	$1,813	$1,738	4.3%	$7,768	$7,569	2.6%
NPM Adjustment Items	—	29		12	(97)
Asset impairment, exit and implementation costs	29	—		134	—
Tobacco and health litigation items	16	25		88	127
Adjusted OCI	$1,858	$1,792	3.7%	$8,002	$7,599	5.3%
Adjusted OCI margins [1]	46.7%	44.7%	2.0 pp	48.2%	46.4%	1.8 pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.
PM USA’s reported domestic cigarettes shipment volume decreased 4.8% in the fourth quarter of 2016, primarily driven by the industry’s rate of decline and one fewer shipping day. When adjusted for calendar differences, PM USA estimates that its fourth-quarter domestic cigarettes shipment volume decreased by approximately 3.5%. PM USA estimates that fourth-quarter total industry cigarette volumes also declined by approximately 3.5%.
For the full year, PM USA’s reported and adjusted domestic cigarettes shipment volume decreased approximately 2.5%, primarily driven by the industry’s rate of decline. PM USA estimates that full-year total industry cigarette volumes also declined by approximately 2.5%.
Middleton grew its fourth-quarter and full-year 2016 reported cigars shipment volume by 5.3% and 5.9%, respectively, driven primarily by Black & Mild in the tipped cigars segment. Table 3 summarizes smokeable products segment shipment volume performance.

Table 3 - Smokeable Products: Shipment Volume (sticks in millions)

	Fourth Quarter			Full Year
	2016	2015	Change	2016	2015	Change
Cigarettes:
Marlboro	24,851	26,106	(4.8)%	105,297	108,113	(2.6)%
Other premium	1,524	1,639	(7.0)%	6,382	6,753	(5.5)%
Discount	2,682	2,769	(3.1)%	11,251	11,152	0.9%
Total cigarettes	29,057	30,514	(4.8)%	122,930	126,018	(2.5)%

Cigars:
Black & Mild	351	332	5.7%	1,379	1,295	6.5%
Other	5	6	(16.7)%	24	30	(20.0)%
Total cigars	356	338	5.3%	1,403	1,325	5.9%

Total smokeable products	29,413	30,852	(4.7)%	124,333	127,343	(2.4)%
Note: Cigarettes volume includes units sold as well as promotional units, but excludes units sold for distribution to and in Puerto Rico, and units sold in U.S. Territories, to overseas military and by Philip Morris Duty Free Inc., none of which, individually or in the aggregate, is material to the smokeable products segment.
Marlboro’s retail share was 44.0% in the fourth quarter and for the full year. PM USA’s total retail share was 51.4% for both periods, unchanged in the fourth quarter and up 0.1 percentage point for the full year.
Black & Mild’s retail share in the machine-made large cigars category declined by 0.5 points in the fourth quarter and 1.0 point for the full year. Table 4 summarizes retail share performance by PM USA in cigarettes and Middleton in machine-made large cigars.

Table 4 - Smokeable Products: Retail Share (percent)

	Fourth Quarter			Full Year
	2016	2015	Percentage point change	2016	2015	Percentage point change
Cigarettes:
Marlboro	44.0%	44.0%	—	44.0%	44.0%	—
Other premium	2.7	2.8	(0.1)	2.7	2.8	(0.1)
Discount	4.7	4.6	0.1	4.7	4.5	0.2
Total cigarettes	51.4%	51.4%	—	51.4%	51.3%	0.1

Cigars:
Black & Mild	26.4%	26.9%	(0.5)	26.3%	27.3%	(1.0)
Other	0.2	0.5	(0.3)	0.4	0.3	0.1
Total cigars	26.6%	27.4%	(0.8)	26.7%	27.6%	(0.9)
Note: Retail share results for cigarettes are based on data from IRI/MSAi, a tracking service that uses a sample of stores and certain wholesale shipments to project market share and depict share trends. Retail share results for cigars are based on data from IRI InfoScan, a tracking service that uses a sample of stores to project market share and depict share trends. Both services track sales in the food, drug and mass merchandisers (including Wal-Mart), convenience, military, dollar store and club trade classes. For other trade classes selling cigarettes, retail share is based on shipments from wholesalers to retailers (STARS). These services are not designed to capture sales through other channels, including the Internet, direct mail and some illicitly tax-advantaged outlets. Retail share results for cigars are based on data for machine-made large cigars. Middleton defines machine-made large cigars as cigars, made by machine, that weigh greater than three pounds per thousand, except cigars sold at retail in packages of 20 cigars. Because the cigars service represents retail share performance only in key trade channels, it should not be considered a precise measurement of actual retail share. It is IRI’s standard practice to periodically refresh its services, which could restate retail share results that were previously released in these services.

SMOKELESS PRODUCTS
The smokeless products segment recorded strong income growth and grew Copenhagen and Skoal’s combined retail share for the full year of 2016.
Smokeless products segment’s net revenues increased 7.2% in the fourth quarter and 9.2% for the full year, primarily driven by higher pricing and volume, partially offset by higher promotional investments and mix. Revenues net of excise taxes increased 7.7% in the fourth quarter and 9.7% for the full year.
Smokeless products segment’s fourth quarter reported OCI decreased 11.2%, primarily driven by Facilities Consolidation charges, higher promotional investments, higher SG&A costs, higher manufacturing costs and mix, partially offset by higher pricing and volume. Adjusted OCI, which is calculated excluding the special items identified in Table 5, grew 4.3% in the fourth quarter.
For the full year, smokeless products segment’s reported OCI increased 6.2%, primarily driven by higher pricing and volume, partially offset by Productivity Initiative and Facilities Consolidation charges, higher promotional investments, mix, higher SG&A costs and higher manufacturing costs. Adjusted OCI increased 11.0% for the full year. Table 5 summarizes revenues, OCI and OCI margins and special items for the smokeless products segment.

Table 5 - Smokeless Products: Revenues and OCI ($ in millions)

	Fourth Quarter			Full Year
	2016	2015	Change	2016	2015	Change
Net revenues	$521	$486	7.2%	$2,051	$1,879	9.2%
Excise taxes	(33)	(33)		(135)	(133)
Revenues net of excise taxes	$488	$453	7.7%	$1,916	$1,746	9.7%

Reported OCI	$247	$278	(11.2)%	$1,177	$1,108	6.2%
Asset impairment, exit and implementation costs	43	—		57	4
Adjusted OCI	$290	$278	4.3%	$1,234	$1,112	11.0%
Adjusted OCI margins [1]	59.4%	61.4%	(2.0) pp	64.4%	63.7%	0.7 pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.
Smokeless products segment’s reported domestic shipment volume increased 2.2% in the fourth quarter and 4.9% for the full year, driven by Copenhagen, partially offset by declines in Skoal and other portfolio brands. Copenhagen and Skoal’s combined reported shipment volume increased 3.0% in the fourth quarter and 5.8% for the full year.
After adjusting for trade inventory movements and other factors, USSTC estimates that its domestic smokeless products shipment volume grew approximately 4.5% in the fourth quarter and 5% for the full year. USSTC estimates that the smokeless products category volume grew approximately 2.5% over the past six months.

Table 6 summarizes shipment volume performance for the smokeless products segment.

Table 6 - Smokeless Products: Shipment Volume (cans and packs in millions)

	Fourth Quarter			Full Year
	2016	2015	Change	2016	2015	Change

Copenhagen	132.8	123.2	7.8%	525.1	474.7	10.6%
Skoal	63.6	67.4	(5.6)%	260.9	267.9	(2.6)%
Copenhagen and Skoal	196.4	190.6	3.0%	786.0	742.6	5.8%
Other	16.7	17.9	(6.7)%	67.5	70.9	(4.8)%
Total smokeless products	213.1	208.5	2.2%	853.5	813.5	4.9%
Note: Volume includes cans and packs sold, as well as promotional units, but excludes international volume, which is not material to the smokeless products segment. New types of smokeless products, as well as new packaging configurations of existing smokeless products, may or may not be equivalent to existing moist smokeless tobacco (MST) products on a can-for-can basis. To calculate volumes of cans and packs shipped, one pack of snus, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST.
Copenhagen and Skoal grew combined retail share 1.1 points in the fourth quarter to 52.5%. Copenhagen’s retail share increased 2.4 share points in the quarter, benefiting from Copenhagen Mint’s national retail expansion earlier this year, and Skoal’s retail share declined 1.3 share points. For the full year, Copenhagen and Skoal’s combined retail share increased 0.9 share points to 52.2%.
Total smokeless products retail share increased 0.8 share points to 55.8% in the fourth quarter and 0.7 share points to 55.6% for the full year. Table 7 summarizes smokeless products retail share performance.

Table 7 - Smokeless Products: Retail Share (percent)

	Fourth Quarter			Full Year
	2016	2015	Percentage point change	2016	2015	Percentage point change

Copenhagen	34.5%	32.1%	2.4	33.8%	31.6%	2.2
Skoal	18.0	19.3	(1.3)	18.4	19.7	(1.3)
Copenhagen and Skoal	52.5	51.4	1.1	52.2	51.3	0.9
Other	3.3	3.6	(0.3)	3.4	3.6	(0.2)
Total smokeless products	55.8%	55.0%	0.8	55.6%	54.9%	0.7
Note: Retail share results for smokeless products are based on data from IRI InfoScan, a tracking service that uses a sample of stores to project market share and depict share trends. The service tracks sales in the food, drug and mass merchandisers (including Wal-Mart), convenience, military, dollar store and club trade classes on the number of cans and packs sold. Smokeless products is defined by IRI as moist smokeless and spit-free tobacco products. New types of smokeless products, as well as new packaging configurations of existing smokeless products, may or may not be equivalent to existing MST products on a can-for-can basis. For example, one pack of snus, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST. Because this service represents retail share performance only in key trade channels, it should not be considered a precise measurement of actual retail share. It is IRI’s standard practice to periodically refresh its InfoScan services, which could restate retail share results that were previously released in this service.

WINE
In the wine segment, Ste. Michelle grew net revenues by 7.4% in the fourth quarter and 7.8% for the full year of 2016. Ste. Michelle’s reported OCI increased 16.4% in the fourth quarter, primarily driven by higher volume and mix. Ste. Michelle’s reported OCI increased 7.9% for the full year, primarily driven by higher volume and mix, partially offset by higher costs. Adjusted OCI, which is calculated excluding the special item identified in Table 8, grew 16.4% in the fourth quarter and 9.9% for the full year.
Table 8 summarizes revenues, OCI and OCI margins for the wine segment.

Table 8 - Wine: Revenues and OCI ($ in millions)

	Fourth Quarter			Full Year
	2016	2015	Change	2016	2015	Change
Net revenues	$248	$231	7.4%	$746	$692	7.8%
Excise taxes	(8)	(9)		(25)	(24)
Revenues net of excise taxes	$240	$222	8.1%	$721	$668	7.9%

Reported OCI	$64	$55	16.4%	$164	$152	7.9%
Acquisition-related costs	—	—		3	—
Adjusted OCI	$64	$55	16.4%	$167	$152	9.9%
Adjusted OCI margins [1]	26.7%	24.8%	1.9 pp	23.2%	22.8%	0.4 pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.
Ste. Michelle grew reported wine shipment volume by 4.2% in the fourth quarter to approximately 3.1 million cases, primarily driven by growth among its core premium brands. For the full year, Ste. Michelle’s reported wine shipment volume increased 5.3% to approximately 9.3 million cases.

Altria’s Profile
Altria’s wholly-owned subsidiaries include PM USA, USSTC, Middleton, Nat Sherman, Nu Mark, Ste. Michelle and PMCC. Altria holds an equity investment in AB InBev.
The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal®, MarkTen® and Green Smoke®. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle®, Columbia Crest®, 14 Hands® and Stag’s Leap Wine Cellars™, and it imports and markets Antinori®, Champagne Nicolas Feuillatte™, Torres® and Villa Maria Estate™ products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission. More information about Altria is available at altria.com and on the Altria Investor app.
Forward-Looking and Cautionary Statements
This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.
Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in

Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2015 and its Quarterly Report on Form 10-Q for the period ended September 30, 2016.
These factors include the following: significant competition; changes in adult consumer preferences and demand for Altria’s operating companies’ products; fluctuations in raw material availability, quality and price; reliance on key facilities and suppliers; reliance on critical information systems, many of which are managed by third-party service providers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; federal, state and local legislative activity, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and, from time to time, governmental investigations.
Furthermore, the results of Altria’s tobacco businesses are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop, manufacture, market and distribute products that appeal to adult tobacco consumers (including, where appropriate, through arrangements with, and investments in, third parties); to improve productivity; and to protect or enhance margins through cost savings and price increases.
Altria and its tobacco businesses are also subject to federal, state and local government regulation, including by the FDA. Altria and its subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law, bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes.
In addition, the factors related to Altria’s investment in AB InBev include the following: AB InBev’s inability to achieve the contemplated synergies and value creation from the Transaction; that Altria’s equity securities in AB InBev are subject to restrictions on transfer until October 10, 2021; that Altria’s reported earnings from and carrying value of its equity investment in AB InBev may be adversely affected by unfavorable foreign currency exchange rates and other factors, including the risks encountered by AB InBev in its business; the risk that the tax treatment of Altria’s Transaction consideration and the accounting treatment of its equity investment are not guaranteed; and the risk that the tax treatment of the dividends Altria receives from AB InBev may not be as favorable as dividends from SABMiller.
Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Source: Altria Group, Inc.

Altria Client Services	Altria Client Services
Investor Relations	Media Relations
804-484-8222	804-484-8897

Schedule 1
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Quarters Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	2016	2015	% Change

Net revenues	$6,252	$6,318	(1.0)%
Cost of sales [1]	1,905	2,007
Excise taxes on products [1]	1,519	1,589
Gross profit	2,828	2,722	3.9%
Marketing, administration and research costs	701	681
Asset impairment and exit costs	56	—
Operating companies income	2,071	2,041	1.5%
Amortization of intangibles	6	5
General corporate expenses	72	71
Operating income	1,993	1,965	1.4%
Interest and other debt expense, net	176	208
Earnings from equity investment in SABMiller	(231)	(211)
Gain on AB InBev/SABMiller business combination	(13,660)	(5)
Earnings before income taxes	15,708	1,973	100%+
Provision for income taxes	5,430	725
Net earnings	10,278	1,248	100%+
Net earnings attributable to noncontrolling interests	(2)	(1)
Net earnings attributable to Altria Group, Inc.	$10,276	$1,247	100%+

Per share data:
Basic and diluted earnings per share attributable to Altria Group, Inc.	$5.27	$0.64	100%+

Weighted-average diluted shares outstanding	1,946	1,958	(0.6)%

[1]  Cost of sales includes charges for resolution expenses related to state settlement agreements and FDA user fees. Supplemental information concerning those items and excise taxes on products sold is shown in Schedule 5.

					Schedule 2
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Quarters Ended December 31,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2016	$5,453	$521	$248	$30	$6,252
2015	5,557	486	231	44	6,318
% Change	(1.9)%	7.2%	7.4%	(31.8)%	(1.0)%

Reconciliation:
For the quarter ended December 31, 2015	$5,557	$486	$231	$44	$6,318
Operations	(104)	35	17	(14)	(66)
For the quarter ended December 31, 2016	$5,453	$521	$248	$30	$6,252

	Operating Companies Income (Loss)
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2016	$1,813	$247	$64	$(53)	$2,071
2015	1,738	278	55	(30)	2,041
% Change	4.3%	(11.2)%	16.4%	(76.7)%	1.5%

Reconciliation:
For the quarter ended December 31, 2015	$1,738	$278	$55	$(30)	$2,041
NPM Adjustment Items - 2015	29	—	—	—	29
Integration costs - 2015	—	—	—	3	3
Tobacco and health litigation items - 2015	25	—	—	—	25
	54	—	—	3	57

Asset impairment, exit and implementation costs - 2016	(29)	(43)	—	(1)	(73)
Patent litigation settlement - 2016	—	—	—	(21)	(21)
Tobacco and health litigation items - 2016	(16)	—	—	—	(16)
	(45)	(43)	—	(22)	(110)
Operations	66	12	9	(4)	83
For the quarter ended December 31, 2016	$1,813	$247	$64	$(53)	$2,071

			Schedule 3
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Years Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	2016	2015	% Change

Net revenues	$25,744	$25,434	1.2%
Cost of sales [1]	7,746	7,740
Excise taxes on products [1]	6,407	6,580
Gross profit	11,591	11,114	4.3%
Marketing, administration and research costs	2,407	2,450
Asset impairment and exit costs	174	4
Operating companies income	9,010	8,660	4.0%
Amortization of intangibles	21	21
General corporate expenses	222	237
Reduction of PMI tax-related receivable	—	41
Corporate asset impairment and exit costs	5	—
Operating income	8,762	8,361	4.8%
Interest and other debt expense, net	747	817
Loss on early extinguishment of debt	823	228
Earnings from equity investment in SABMiller	(795)	(757)
Gain on AB InBev/SABMiller business combination	(13,865)	(5)
Earnings before income taxes	21,852	8,078	100%+
Provision for income taxes	7,608	2,835
Net earnings	14,244	5,243	100%+
Net earnings attributable to noncontrolling interests	(5)	(2)
Net earnings attributable to Altria Group, Inc.	$14,239	$5,241	100%+

Per share data [2]:
Basic and diluted earnings per share attributable to Altria Group, Inc.	$7.28	$2.67	100%+

Weighted-average diluted shares outstanding	1,952	1,961	(0.5)%

[1]  Cost of sales includes charges for resolution expenses related to state settlement agreements and FDA user fees. Supplemental information concerning those items and excise taxes on products sold is shown in Schedule 5.

[2]  Basic and diluted earnings per share attributable to Altria Group, Inc. are computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

					Schedule 4
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Years Ended December 31,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2016	$22,851	$2,051	$746	$96	$25,744
2015	22,792	1,879	692	71	25,434
% Change	0.3%	9.2%	7.8%	35.2%	1.2%

Reconciliation:
For the year ended December 31, 2015	$22,792	$1,879	$692	$71	$25,434
Operations	59	172	54	25	310
For the year ended December 31, 2016	$22,851	$2,051	$746	$96	$25,744

	Operating Companies Income (Loss)
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2016	$7,768	$1,177	$164	$(99)	$9,010
2015	7,569	1,108	152	(169)	8,660
% Change	2.6%	6.2%	7.9%	41.4%	4.0%

Reconciliation:
For the year ended December 31, 2015	$7,569	$1,108	$152	$(169)	$8,660
NPM Adjustment Items - 2015	(97)	—	—	—	(97)
Asset impairment, exit and integration costs - 2015	—	4	—	7	11
Tobacco and health litigation items - 2015	127	—	—	—	127
	30	4	—	7	41

NPM Adjustment Items - 2016	(12)	—	—	—	(12)
Asset impairment, exit, implementation and acquisition-related costs - 2016	(134)	(57)	(3)	(7)	(201)
Patent litigation settlement - 2016	—	—	—	(21)	(21)
Tobacco and health litigation items - 2016	(88)	—	—	—	(88)
	(234)	(57)	(3)	(28)	(322)
Operations	403	122	15	91	631
For the year ended December 31, 2016	$7,768	$1,177	$164	$(99)	$9,010

			Schedule 5
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data
(dollars in millions)
(Unaudited)

	For the Quarters Ended December 31,		For the Years Ended December 31,
	2016	2015	2016	2015
The segment detail of excise taxes on products sold is as follows:

Smokeable products	$1,478	$1,547	$6,247	$6,423
Smokeless products	33	33	135	133
Wine	8	9	25	24
	$1,519	$1,589	$6,407	$6,580

The segment detail of charges for resolution expenses related to state settlement agreements included in cost of sales is as follows:

Smokeable products	$1,057	$1,136	$4,622	$4,469
Smokeless products	2	2	8	8
	$1,059	$1,138	$4,630	$4,477

The segment detail of FDA user fees included in cost of sales is as follows:

Smokeable products	$70	$70	$281	$271
Smokeless products	1	1	4	4
	$71	$71	$285	$275

		Schedule 6
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.
For the Quarters Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS
2016 Net Earnings	$10,276	$5.27
2015 Net Earnings	$1,247	$0.64
% Change	100%+	100%+

Reconciliation:
2015 Net Earnings	$1,247	$0.64

2015 NPM Adjustment Items	29	0.01
2015 Tobacco and health litigation items	21	0.01
2015 SABMiller special items	20	0.01
2015 Integration costs	3	—
2015 Gain on AB InBev/SABMiller business combination	(3)	—
2015 Tax items	6	—
Subtotal 2015 special items	76	0.03

2016 Tobacco and health litigation items	(15)	(0.01)
2016 SABMiller special items	153	0.07
2016 Asset impairment, exit and implementation costs	(51)	(0.03)
2016 Patent litigation settlement	(13)	(0.01)
2016 Gain on AB InBev/SABMiller business combination	8,872	4.56
2016 Tax items	13	0.01
Subtotal 2016 special items	8,959	4.59

Fewer shares outstanding	—	0.01
Change in tax rate	96	0.05
Operations	(102)	(0.05)
2016 Net Earnings	$10,276	$5.27

				Schedule 7
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
(dollars in millions, except per share data)
(Unaudited)

	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Net Earnings Attributable to Altria Group, Inc.	Diluted EPS
For the quarter ended December 31, 2016
2016 Reported	$15,708	$5,430	$10,278	$10,276	$5.27
Tobacco and health litigation items	17	2	15	15	0.01
SABMiller special items	(236)	(83)	(153)	(153)	(0.07)
Asset impairment, exit and implementation costs	73	22	51	51	0.03
Patent litigation settlement	21	8	13	13	0.01
Gain on AB InBev/SABMiller business combination	(13,660)	(4,788)	(8,872)	(8,872)	(4.56)
Tax items	—	13	(13)	(13)	(0.01)
2016 Adjusted for Special Items	$1,923	$604	$1,319	$1,317	$0.68

For the quarter ended December 31, 2015
2015 Reported	$1,973	$725	$1,248	$1,247	$0.64
NPM Adjustment Items	42	13	29	29	0.01
Tobacco and health litigation items	35	14	21	21	0.01
SABMiller special items	30	10	20	20	0.01
Integration costs	3	—	3	3	—
Gain on AB InBev/SABMiller business combination	(5)	(2)	(3)	(3)	—
Tax items	—	(6)	6	6	—
2015 Adjusted for Special Items	$2,078	$754	$1,324	$1,323	$0.67

2016 Reported Net Earnings				$10,276	$5.27
2015 Reported Net Earnings				$1,247	$0.64
% Change				100%+	100%+

2016 Net Earnings Adjusted for Special Items				$1,317	$0.68
2015 Net Earnings Adjusted for Special Items				$1,323	$0.67
% Change				(0.5)%	1.5%

		Schedule 8
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.
For the Years Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS [1]
2016 Net Earnings	$14,239	$7.28
2015 Net Earnings	$5,241	$2.67
% Change	100%+	100%+

Reconciliation:
2015 Net Earnings	$5,241	$2.67

2015 NPM Adjustment Items	(51)	(0.03)
2015 Tobacco and health litigation items	94	0.05
2015 SABMiller special items	82	0.04
2015 Loss on early extinguishment of debt	143	0.07
2015 Asset impairment, exit and integration costs	9	—
2015 Gain on AB InBev/SABMiller business combination	(3)	—
2015 Tax items	(11)	—
Subtotal 2015 special items	263	0.13

2016 NPM Adjustment Items	(11)	(0.01)
2016 Tobacco and health litigation items	(71)	(0.04)
2016 SABMiller special items	57	0.03
2016 Loss on early extinguishment of debt	(541)	(0.28)
2016 Asset impairment, exit, implementation and acquisition-related costs	(135)	(0.07)
2016 Patent litigation settlement	(13)	(0.01)
2016 Gain on AB InBev/SABMiller business combination	9,001	4.61
2016 Tax items	30	0.02
Subtotal 2016 special items	8,317	4.25

Fewer shares outstanding	—	0.02
Change in tax rate	82	0.04
Operations	336	0.17
2016 Net Earnings	$14,239	$7.28

[1] Diluted earnings per share attributable to Altria Group, Inc. is computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

				Schedule 9
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
(dollars in millions, except per share data)
(Unaudited)

	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Net Earnings Attributable to Altria Group, Inc.	Diluted EPS
For the year ended December 31, 2016
2016 Reported	$21,852	$7,608	$14,244	$14,239	$7.28
NPM Adjustment Items	18	7	11	11	0.01
Tobacco and health litigation items	105	34	71	71	0.04
SABMiller special items	(89)	(32)	(57)	(57)	(0.03)
Loss on early extinguishment of debt	823	282	541	541	0.28
Asset impairment, exit, implementation and acquisition-related costs	206	71	135	135	0.07
Patent litigation settlement	21	8	13	13	0.01
Gain on AB InBev/SABMiller business combination	(13,865)	(4,864)	(9,001)	(9,001)	(4.61)
Tax items	—	30	(30)	(30)	(0.02)
2016 Adjusted for Special Items	$9,071	$3,144	$5,927	$5,922	$3.03

For the year ended December 31, 2015
2015 Reported	$8,078	$2,835	$5,243	$5,241	$2.67
NPM Adjustment Items	(84)	(33)	(51)	(51)	(0.03)
Tobacco and health litigation items	150	56	94	94	0.05
SABMiller special items	126	44	82	82	0.04
Loss on early extinguishment of debt	228	85	143	143	0.07
Asset impairment, exit and integration costs	11	2	9	9	—
Gain on AB InBev/SABMiller business combination	(5)	(2)	(3)	(3)	—
Tax items	41	52	(11)	(11)	—
2015 Adjusted for Special Items	$8,545	$3,039	$5,506	$5,504	$2.80

2016 Reported Net Earnings				$14,239	$7.28
2015 Reported Net Earnings				$5,241	$2.67
% Change				100%+	100%+

2016 Net Earnings Adjusted for Special Items				$5,922	$3.03
2015 Net Earnings Adjusted for Special Items				$5,504	$2.80
% Change				7.6%	8.2%

		Schedule 10
ALTRIA GROUP, INC.
and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in millions)
(Unaudited)

	December 31, 2016	December 31, 2015 [1]
Assets
Cash and cash equivalents	$4,569	$2,369
Inventories	2,051	2,031
Other current assets	640	511
Property, plant and equipment, net	1,958	1,982
Goodwill and other intangible assets, net	17,321	17,313
Investment in AB InBev/SABMiller	17,852	5,483
Finance assets, net	1,028	1,239
Other long-term assets	513	531
Total assets	$45,932	$31,459

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$—	$4
Accrued settlement charges	3,701	3,590
Other current liabilities	3,674	3,476
Long-term debt	13,881	12,843
Deferred income taxes	8,416	4,667
Accrued postretirement health care costs	2,217	2,245
Accrued pension costs	805	1,277
Other long-term liabilities	427	447
Total liabilities	33,121	28,549
Redeemable noncontrolling interest	38	37
Total stockholders’ equity	12,773	2,873
Total liabilities and stockholders’ equity	$45,932	$31,459

Total debt	$13,881	$12,847

[1] Certain amounts have been reclassified to conform with the current year’s presentation due to the adoptions of certain accounting standards updates.